Exhibit 99.1

For Immediate Release

Contacts:	Linda H. Simmons	William C. DeWitt
Chief Financial Officer	Corporate Communications
(401) 456-5015 Ext. 1652	(401) 456-5015 Ext. 1541

BANCORP RHODE ISLAND SHAREHOLDERS OVERWHELMINGLY ELECT ALL BOARD'S DIRECTOR NOMINEES

Final Results of 2007 Annual Meeting Certified

By Independent Inspector of Election

PROVIDENCE, R.I., May 18, 2007 – Bancorp Rhode Island, Inc. (NASDAQ: BARI) today announced that all of the Board of Director’s nominees have been elected. The votes from BancorpRI’s May 16, 2007 Annual Meeting of Shareholders have been tabulated and certified by IVS Associates, Inc., the independent inspector of elections. Directors John R. Berger, Richard L. Bready, Mark R. Feinstein, Michael E. McMahon and Pablo Rodriguez, M.D. will serve on the BancorpRI Board until the 2010 Annual Meeting of Shareholders.

More than 90% of BancorpRI’s outstanding shares of common stock were voted, and over 62% of all votes cast were for the directors recommended by BancorpRI’s Board. PL Capital Group’s (“PL Capital”) principals, Richard Lashley and John Palmer, sought two seats on the BancorpRI Board in a proxy contest. The elected BancorpRI directors each garnered over 1 million more votes (out of the 4.4 million shares voted) than the two nominees put forward by PL Capital.

“On behalf of BancorpRI’s Board of Directors and management team, we thank both our institutional and individual investors for their continued support of the Board’s nominees,” said Bancorp Rhode Island, Inc.’s Chairman Malcolm G. Chace. “With the leadership and guidance of our directors, all of whom have extensive financial and business experience, along with an understanding of the Rhode Island market, we look forward to continuing to execute our strategic plan and deliver value to all our shareholders.”

Bank Rhode Island, a wholly owned subsidiary of Bancorp Rhode Island, Inc., is a full-service, FDIC-insured financial institution headquartered in Providence, Rhode Island. The bank operates 16 branches throughout Providence, Kent and Washington Counties.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.